Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
       COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                   For the Six Months Ended
                                           June 30,
BASIC:                               2004            2003
Weighted Average Common Shares
  Outstanding                     2,979,190      2,979,190
Net Income (Loss)               $  (486,000)    $ (758,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share           $(.16)         $(.25)

DILUTED:
Weighted Average Common
    Shares Outstanding            2,979,190      2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                -              -
                                  2,979,190      2,979,190

Net Income (Loss)                $ (486,000)    $ (758,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share          $(.16)          $(.25)

                                   For the Three Months Ended
                                           June 30,
BASIC:                               2004            2003
Weighted Average Common Shares
  Outstanding                     2,979,190      2,979,190
Net Income (Loss)                $ (248,000)    $ (403,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share           $(.08)         $(.13)

DILUTED:
Weighted Average Common
    Shares Outstanding            2,979,190      2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                 -              -
                                  2,979,190      2,979,190

Net Income (Loss)                $ (248,000)    $ (403,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share           $(.08)         $(.13)